                                                                     EXHIBIT 4.3


                             LOAN AND SECURITY AGREEMENT

                                       BETWEEN

                           MARQUEST MEDICAL PRODUCTS, INC.

                                         AND

                                 SCHERER CAPITAL, LLC

                                    MARCH 28, 1996

                                        INDEX
                                        -----

1.  DEFINITIONS, TERMS AND REFERENCES..................................  1
    1.1  Certain Definitions...........................................  1
    1.2  Use of DefinedTterms..........................................  6
    1.3  Accounting Terms..............................................  6
    1.4  Terminology...................................................  6
    1.5  Exhibits......................................................  6

2.  THE  LOANS.........................................................  6
    2.1  Loans.........................................................  6
    2.2  Indemnity.....................................................  7
    2.3  Interest Savings Clause.......................................  7
    2.4  Commitment Fee................................................  8
    2.5  Exchange of Marquest Bridge Note..............................  8

3.  SECURITY INTEREST - COLLATERAL.....................................  8
    3.1  Security Interest.............................................  8
    3.2  Mortgage......................................................  8
    3.3  Perfection of Security Interest...............................  9
    3.4  Right to Inspect; Verifications...............................  9

4.  THE NOTES..........................................................  9
    4.1  Conversion....................................................  9
    4.2  Redemption....................................................  9

5.  REPRESENTATIONS AND WARRANTIES..................................... 10
    5.1  Corporate Existence and Qualification......................... 10
    5.2  Chief Executive Office; Collateral Locations.................. 10
    5.3  Corporate Authority........................................... 10
    5.4  No Consents; Validity and Binding Effect...................... 10
    5.5  No Pending Claims............................................. 10
    5.6  Corporate Organization........................................ 11
    5.7  Solvency...................................................... 11
    5.8  Adequacy of Intangible Assets................................. 11
    5.9  Taxes......................................................... 11
    5.10 ERISA......................................................... 11
    5.11 Financial Information......................................... 12
    5.12 Title to Assets............................................... 12
    5.13 Absence of Liabilities........................................ 12
    5.14 Violations of Law............................................. 12
    5.15 No Default.................................................... 13
    5.16 Trade Relations............................................... 13
    5.17 Security Interests............................................ 13
    5.18 Equipment..................................................... 13
    5.19 Inventory..................................................... 13

6.  CONDITIONS PRECEDENT............................................... 13
    6.1  No Injunction................................................. 14
    6.2  No Material Adverse Change.................................... 14
    6.3  No Default or Event of Default................................ 14
    6.4  Documentation................................................. 14
    6.5  Environmental Audit........................................... 15

7.  AFFIRMATIVE COVENANTS.............................................. 16
    7.1  Collateral.................................................... 16
    7.2  Conversion Shares............................................. 16
    7.3  Reporting Requirements........................................ 16
    7.4  Tax Returns................................................... 17
    7.5  Compliance with Laws.......................................... 17
    7.6  ERISA......................................................... 18
    7.7  Notifications to Lender....................................... 18
    7.8  Environmental Laws............................................ 19
    7.9  Insurance..................................................... 19
    7.10 Preservation of Corporate Existence........................... 19
    7.11 Equipment..................................................... 20

8.  NEGATIVE COVENANTS................................................. 20
    8.1  No Encumbrances............................................... 20
    8.2  No Asset Sales................................................ 20
    8.3  Senior Debt................................................... 20
    8.4  No Dividends.................................................. 20
    8.5  Corporate Structure........................................... 20
    8.6  Relocations; Use of Name...................................... 21
    8.7  ERISA......................................................... 21
    8.8  Arms-Length Transactions...................................... 21
    8.9  Use of Proceeds............................................... 21

9.  EVENTS OF DEFAULT.................................................. 21
    9.1  Liabilities................................................... 21
    9.2  Misrepresentations............................................ 22
    9.3  Covenants..................................................... 22
    9.4  Other Debts................................................... 22
    9.5  Tax Liens..................................................... 22
    9.6  ERISA......................................................... 22
    9.7  Voluntary Bankruptcy.......................................... 22
    9.8  Involuntary Nankruptcy........................................ 23
    9.9  Suspension of Business........................................ 23
    9.10 Judgments..................................................... 23
    10.1 Default Rate.................................................. 23
    10.2 Acceleration of the Liabilities............................... 23
    10.3 Set-Off....................................................... 24
    10.4 Rights and Remedies of a Secured Party........................ 24
    10.5 Take Possession of Collateral................................. 24
    10.6 Sale of Collateral............................................ 24
    10.7 Notice........................................................ 25

11. REPRESENTATIONS OF LENDER.......................................... 25

12. MISCELLANEOUS...................................................... 26
    12.1  Waiver....................................................... 26
    12.2  Survival..................................................... 26
    12.3  No Assignment by Borrower.................................... 26
    12.4  Counterparts................................................. 27
    12.5  Expense Reimbursement........................................ 27
    12.6  Successors and Assigns....................................... 27
    12.7  Severability................................................. 27
    12.8  Notices...................................................... 27
    12.9  Entire Agreement;  Amendment................................. 28
    12.10 Time of the Essence...........................................28
    12.11 Interpretation............................................... 28
    12.12 Lender Not a Joint Venturer.................................. 29
    12.13 Cure of Defaults by Lender................................... 29
    12.14 Jury Trial Waiver and Consent to Jurisdiction and Venue...... 29
    12.15 Indemnity.................................................... 29
    12.16 Sole Benefit................................................. 29

Exhibit A    Form of Note
Exhibit B    Form of Opinion of Counsel to Borrower
Exhibit C    Description of the Realty

Schedule 1.1   Permitted Liens
Schedule 5.2   Business and Collateral Locations
Schedule 5.5   Litigation
Schedule 5.10  ERISA

                             LOAN AND SECURITY AGREEMENT

     THIS LOAN AND SECURITY AGREEMENT ("Agreement") is made and entered the 28th day of March, 1996, by and between MARQUEST MEDICAL PRODUCTS, INC., a Colorado corporation (hereinafter referred to as "Borrower"), and SCHERER CAPITAL, LLC, a Delaware limited liability company (hereinafter referred to as "Lender").


                                 W I T N E S S E T H:

    WHEREAS, Borrower desires to obtain from Lender loans in the aggregate principal amount of up to One Million Five Hundred Thousand Dollars ($1,500,000); and

    WHEREAS, Lender is willing to extend such financing to Borrower on the terms and conditions hereinafter set forth;

    NOW, THEREFORE, in consideration of the foregoing premises, to induce Lender to extend the financing provided for herein, and other good and valuable consideration, Borrower and Lender agree as follows:

    1.   DEFINITIONS, TERMS AND REFERENCES.

         1.1 CERTAIN DEFINITIONS. When used herein, the following terms shall have the following meanings:

         "AFFILIATE means any Person directly or indirectly controlling or controlled by or under direct or indirect common control with Borrower. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

         "BANKRUPTCY CODE" shall mean the Bankruptcy Reform Act of 1978, as amended from time to time.

         "BORROWER" shall have the meaning given that term in the preamble to this Agreement, and such term also shall include Borrower's successors and assigns.

         "BUSINESS DAY" shall mean any day on which banks in the United States are generally open for business, and shall not include a Saturday, Sunday, United States legal holiday or day on which banking institutions are authorized by law to close.

         "CAPITAL LEASE" shall mean any lease or similar arrangement which is required to be capitalized for financial reporting purposes in accordance with GAAP.

         "COLLATERAL" shall have the meaning set forth in Section 3.1 hereof.

         "DEFAULT" shall mean the occurrence of any event which, after satisfaction of any requirement for the giving of notice or the lapse of time, or both, would become an Event of Default.

         "DEFAULT RATE" shall mean an interest rate per annum equal to eighteen percent 18% (but in no event higher than the maximum rate of interest permissible under applicable provisions of law).

         "ENVIRONMENTAL LAWS" shall mean all federal, state, local and foreign laws relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of any Hazardous Substance into the environment (including without limitation ambient air, surface water, ground water or land), or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Substances and any and all regulations, codes, plans, orders, decrees, judgments, injunctions, notices or demand letters issued, entered, promulgated or approved thereunder.

         "EQUIPMENT" shall mean all of the Borrower's right, title and interest, whether now owned or hereafter acquired, in and to all equipment and fixtures in all of its forms, wherever located, now or hereafter existing, including, but not limited to, (i) all furniture, furnishings, fixtures and trade fixtures, all machinery and appliances, (ii) all production, manufacturing, distribution, selling, data processing, computer and office equipment, (iii) all counters, shelves, racks, storage facilities and retailing equipment, and (iv) all tools, tooling, molds and dyes, and all accessions and additions thereto, parts and appurtenances thereof, substitutions therefor and replacements thereof.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and all rules and regulations from time to time promulgated thereunder.

         "ERISA AFFILIATE" shall mean each trade or business (whether or not incorporated) which, together with Borrower, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Internal Revenue Code.

         "EVENT OF DEFAULT" shall mean any of the events or conditions described in Article 9 hereof.

         "HAZARDOUS SUBSTANCES" shall mean any and all pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes as defined by any of the Environmental Laws.

         "INDEBTEDNESS" shall mean as applied to any Person, (a) all indebtedness, obligations or other liabilities of such Person (i) for borrowed money or evidenced by debt securities, debentures, acceptances, notes or other similar instruments, and any accrued interest, fees and charges relating thereto or (ii) for Capital Lease obligations; (b) all indebtedness, obligations or other liabilities of such Person secured by a lien on any property of such Person, whether or not such indebtedness, obligations or other liabilities are assumed by such Person; (c) all preferred stock subject to mandatory redemption prior to April 1, 2001, and (d) Indebtedness of others guaranteed by such Person.

         "INVENTORY" shall mean all of Borrower's inventory, whether now existing or acquired or arising or in which Borrower now has or hereafter acquires any rights, including, without limitation, any and all goods, merchandise and other personal property, wheresoever located and whether or not in transit, which is or may at any time be held for sale or lease, for Borrower or for others, or furnished under any contract of service or held as raw materials, work in process, finished goods or materials, and supplies used or consumed in Borrower's business, including, without limitation, all such property the sale or other disposition of which for Borrower or for others, has given rise to an account receivable and which may have been returned to or repossessed or stopped in transit by Borrower.

         "INTERNAL REVENUE CODE" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder from time to time.

         "LENDER" shall have the meaning given that term in the preamble to this Agreement, and such term also shall include Lender's successors and assigns.

         "LIABILITIES" shall mean all indebtedness, liabilities, and obligations of Borrower of any nature whatsoever which Lender may now or hereafter have, own or hold, and which are now or hereafter owing to Lender regardless of however and whenever created, arising or evidenced, whether now, heretofore or hereafter incurred, whether now, heretofore or hereafter due and payable, whether alone or together with another or others, whether direct or indirect, primary or secondary, absolute or contingent, or joint or several, and whether as principal, maker, endorser, guarantor, surety or otherwise, and also regardless of whether such Liabilities are from time to time reduced and thereafter increased or entirely extinguished and thereafter reincurred, including, without limitation the Notes and any extensions, renewals, modifications or substitutions thereof or therefor.

         "LOAN DOCUMENTS" means and includes this Agreement, the Notes, the Mortgage, and any extensions, renewals, modifications or substitutions thereof or therefor, and all other associated loan and collateral documents including, without limitation, all guaranties, suretyship agreements, security agreements, security deeds, subordination agreements, exhibits, schedules, attachments, financing statements, notices, consents, waivers, opinions, letters, reports, records, title certificates and applications therefor, assignments, documents, instruments, information and other writings related thereto, or furnished by Borrower to Lender in connection therewith or in connection with any of the Collateral and/or the Realty.

         "LOANS" shall mean any and all Loans made by Lender pursuant to
Section 2.1 hereof.

         "MARQUEST BRIDGE NOTE" shall mean that certain promissory note issued by Borrower in favor of Lender on December 15, 1995, in the principal amount of $1,800,000.

         "MORTGAGE" shall mean that certain Deed of Trust and Security Agreement, dated as of the date hereof, executed by Borrower in favor of the Public Trustee of the County of Douglas, as trustee, and Lender, as beneficiary, with respect to the Realty.

         "MULTIEMPLOYER PLAN" shall have the meaning set forth in Section 4001(a)(3) of ERISA.

         "NOTES" shall mean any and all convertible secured promissory notes, each substantially in the form of EXHIBIT A attached hereto, to be executed by the Borrower in favor of Lender to evidence the Loans and all renewals, extensions, modifications or replacements thereof.

         "PBGC" shall mean the Pension Benefit Guaranty Corporation established under ERISA.

         "PERMITTED LIENS" shall mean: (a) those liens existing on the date hereof and described on SCHEDULE 1.1 attached hereto; (b) liens, security interests and encumbrances in favor of Lender; (c) liens for (i) property taxes not delinquent, (ii) taxes not yet subject to penalties, (iii) pledges or deposits made under Workmen's Compensation, Unemployment Insurance, Social Security and similar legislation, or in connection with appeal or surety bonds incident to litigation, or to secure statutory obligations, (iv) mechanics' and materialmen's liens with respect to liabilities which are not yet due or which are being contested in good faith; and (d) zoning restrictions, easements, minor restrictions on the use of the real property, minor irregularities in the title thereto and other minor encumbrances that do not secure the payment of money or the performance of any obligation and do not individually or in the aggregate, materially detract from the value of such real property or impair its use in the business of Borrower, and (v) liens upon tangible personal property acquired after the date hereof by Borrower which liens were created solely for the purpose of securing indebtedness representing, or incurred to finance, the cost of such property, provided that no such lien shall extend to or cover any property of Borrower other than the property so acquired and provided.

         "PERSON" shall mean and include any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, institution, entity, party or government (whether national, federal, state, county, city, municipal, or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

         "PLAN" shall mean any employee benefit plan, program, arrangement, practice or contract, maintained by or on behalf of the Borrower or an ERISA Affiliate, which provides benefits or compensation to or on behalf of employees or former employees, whether formal or informal, whether or not written, including but not limited to the following types of plans:

         (i) EXECUTIVE ARRANGEMENTS - any bonus, incentive compensation, stock option, deferred compensation, commission, severance, "golden parachute," "rabbi trust," or other executive compensation plan, program, contract, arrangement or practice;

         (ii) ERISA PLANS - any "employee benefit plan" as defined in Section 3(3) of ERISA, including, but not limited to, any defined benefit pension plan, profit sharing plan, money purchase plan, savings or thrift plan, stock bonus plan, employee stock ownership plan, Multiemployer Plan, or any plan, fund, program, arrangement or practice providing for medical (including post-retirement medical), hospitalization, accident, sickness, disability, or life insurance benefits;

         (iii) OTHER EMPLOYEE FRINGE BENEFITS - any stock purchase, vacation, scholarship, day care, prepaid legal services, severance pay or other fringe benefit plan, program, arrangement, contract or practice.

         "PRIME RATE" shall mean the interest rate per annum on any particular day as published on such day in THE WALL STREET JOURNAL (Eastern Edition) as the current prime corporate lending rate, or in the event such Prime Rate is discontinued as a standard, a comparable reference rate designated by Lender as a substitute therefor.

         "REALTY" shall mean that certain real property owned by Borrower, situated in Douglas County, Colorado, and more particularly described on EXHIBIT C hereto.

         "REPORTABLE EVENT" shall have the meaning set forth in Section 4043 of ERISA.

         "SUBSIDIARY" shall mean any Person, of which more than fifty percent (50%) of the outstanding shares of capital stock or other ownership interest having ordinary voting power to elect a majority of the board of directors of such corporation or similar governing body of such other Person is at the time directly or indirectly owned or controlled by Borrower or by one or more Subsidiaries.

         1.2 USE OF DEFINED TERMS. All terms defined in this Agreement and the Exhibits hereto shall have the same defined meanings when used in any other Loan Document, unless the context shall require otherwise.

         1.3 ACCOUNTING TERMS. All accounting terms not specifically defined herein shall have the meanings assigned to such terms in accordance with generally accepted accounting principles in effect from time to time.

         1.4 TERMINOLOGY. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural, and the plural shall include the singular. Titles of Articles and Sections in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement, and all references in this Agreement to Articles, Sections, Subsections, paragraphs, clauses, subclauses, Exhibits or Schedule shall refer to the corresponding Article, Section, Subsection, paragraph, clause, subclause of, Exhibit or Schedule attached to, this Agreement, unless specific reference is made to the articles, sections or other subdivisions of, Exhibit or Schedule to, another document or instrument.

         1.5 EXHIBITS. All Exhibits and Schedules attached hereto are by reference made a part hereof.

    2.   THE LOANS.

         2.1    LOANS.

         (a) From the date hereof through and until February 28, 2001 and subject to the terms of this Agreement, from time to time Lender shall make loans of up to $1,500,000 in total principal amount to Borrower for the purpose of financing the Borrower's day to day business operations. Advances made by Lender under this

Section 2.1 are hereinafter collectively called the "Loans." Subject to the overall credit limitation of $1,500,000 in the aggregate (the "Total Loan Commitment"), each Loan will be in increments of $250,000 or multiple integrals thereof; provided that the first Loan shall be in the aggregate principal amount of the Marquest Bridge Note and the last Loan extended hereunder may be in any amount up to the remaining amount of the Total Loan Commitment. Notwithstanding any of the foregoing, the repayment or other satisfaction of any Loan shall not obligate Lender to make any Loans to Borrower which, when added to the principal amount of all previously issued Loans, whether or not paid, would exceed the Total Loan Commitment. Lender shall make each Loan available to Borrower at Lender's principal office no later than 30 days from the date on which Lender has received a written notice from Borrower requesting a Loan under this Agreement, which notice must identify the principal amount of such requested Loan and be accompanied by all certificates and other documents required to be provided to Lender hereunder.

         (b) Each of the Loans shall each be evidenced by a separate Note, and interest on such Loans will accrue at the Prime Rate plus one and one-half percent (1.5%) per annum, as determined on the date of issuance of each Note, and adjusted thereafter on the first day of each calendar quarter; provided that if the first day of any calendar quarter falls on a day other than a Business Day, the adjustment to the interest rate shall be determined based upon the Prime Rate in effect on the Business Day immediately preceding such date. Principal and interest on such Loan will be payable as provided in such Note.

         2.2 INDEMNITY. Borrower agrees to promptly indemnify and hold harmless the Lender from and against any and all claims, liabilities, losses, damages, actions and demands by any party against the Lender arising out of the making, holding or administration of the Loans, allegations of any participation by the Lender in the affairs of Borrower or allegations that the Lender has any joint liability with the Borrower for any reason, allegations of violations of Environmental Laws, environmental contamination or environmental liability, or any claims against the Lender by any shareholder of the Borrower, unless, with respect to the above, the Lender is finally and judicially determined to have acted or failed to act with gross negligence or to have engaged in willful misconduct.

         2.3 INTEREST SAVINGS CLAUSE. Nothing contained in this Agreement or in the Notes or in any of the other Loan Documents shall be construed to permit Lender to receive at any time interest, fees or other charges in excess of the amounts which Lender is legally entitled to charge and receive under any law to which such interest, fees or charges are subject. In no contingency or event whatsoever shall the compensation payable to Lender by Borrower, howsoever characterized or computed, hereunder or under the Notes or under any other agreement or instrument evidencing or relating to the Liabilities, exceed the highest rate permissible under any law to which such compensation is subject. There is no intention that Lender shall contract for, charge or receive compensation in excess of the highest lawful rate, and, in the event it should be determined that any excess has been charged or received, then, IPSO FACTO, such rate shall be reduced to the highest lawful rate so that no amounts shall be charged which are in excess thereof; and Lender shall apply such excess against the Liabilities then outstanding and, to the extent of any amounts remaining thereafter, refund such excess to Borrower.

         2.4 COMMITMENT FEE. From the date hereof through and including February 28, 2001, Borrower shall pay Lender a commitment fee (the "Commitment Fee"), calculated in each case on the basis of a 360-day year and actual days elapsed, equal to one-half of one percent (1/2 of 1%) per annum of the aggregate average daily unused amount of the Total Loan Commitment, payable on the first day of each calendar quarter for the preceding quarter or portion thereof (commencing on the first such date to occur following the date of this Agreement).

         2.5 EXCHANGE OF MARQUEST BRIDGE NOTE. Concurrently with the execution of this Agreement, Borrower shall execute and deliver to Lender
(a) one Note in the aggregate principal amount of all unpaid principal on the Marquest Bridge Note (the "Initial Note") and (b) a check payable to the order of Lender in the amount of all accrued but unpaid interest on the Marquest Bridge Note (the "Interest Payment"). Concurrently with Lender's receipt of the Initial Note and Interest Payment, Lender shall mark the Marquest Bridge Note cancelled. No amounts shall be payable by Lender to Borrower with respect to the Note issued in exchange for the Marquest Bridge Note.

    3.   SECURITY INTEREST - COLLATERAL.

         3.1 SECURITY INTEREST. As security for the Liabilities, Borrower hereby grants to Lender a continuing, first priority lien on and security interest in and to all of Borrower's Inventory and Equipment, whether now owned or existing or hereafter acquired or arising or in which Borrower now has or hereafter acquires any rights and wheresoever located, and all accessions to, substitutions for and all replacements, products and proceeds (except to the extent proceeds of any Inventory create accounts receivable, which accounts receivable shall not constitute collateral) of the foregoing (all of the foregoing sometimes herein referred to as "Collateral").

         3.2 MORTGAGE. As additional security for the Liabilities, Borrower shall execute and deliver the Mortgage to Lender, granting to Lender a lien on, security title to and security interest in the Realty and other property described therein.

         3.3 PERFECTION OF SECURITY INTEREST. Until the termination of this Agreement and the payment and satisfaction in full of all Liabilities, whichever last occurs, Lender's security interest in the Collateral and the Realty, and all products and proceeds thereof, shall continue in full force and effect. Borrower shall perform any and all steps requested by Lender to perfect, maintain and protect Lender's security interest in the Collateral and the Realty, including, without limitation, executing and filing financing or continuation statements, or amendments thereof, in form and substance satisfactory to Lender; and delivering to Lender all documents or instruments included in the Collateral and the Realty, the possession of which is necessary or appropriate to perfect Lender's security interest therein. Lender may file one or more financing statements disclosing Lender's security interest under this Agreement without Borrower's signature appearing thereon and Borrower shall pay the costs of, or incidental to, any recording or filing of any financing statements concerning the Collateral. Borrower agrees that a carbon, photographic, photostatic, or other reproduction of this Agreement or of a financing statement is sufficient as a financing statement.

         3.4 RIGHT TO INSPECT; VERIFICATIONS. Lender (or any person or persons designated by it), in its sole discretion, shall have the right from time to time to call at any place of business or property location of Borrower at any reasonable time and, without hindrance or delay, to inspect the Collateral and to audit, inspect and make copies and extracts from Borrower's records and other data relating to the Collateral or the Realty, to Borrower's business or to any other transactions between the parties hereto, including, but not limited to, invoices and evidence of shipment and such other documents and proof of delivery as Lender may reasonably require.

    4.   THE NOTES.

         4.1 CONVERSION. Each Note shall be convertible, in whole or in part, at the option of Lender into shares of capital stock of Borrower in accordance with the terms and conditions in the Notes. The initial "Conversion Price" as described in Section 4.2 of each Note shall be Seventy Cents ($0.70) per share, subject to adjustment as provided in Sections 4.5(a), (b) and (c) of the Notes.

         4.2 REDEMPTION. Each Note shall be redeemable by Borrower or by Lender, as the case may be, in accordance with the terms and conditions in each Note.

    5. REPRESENTATIONS AND WARRANTIES. In order to induce Lender to enter into this Agreement, Borrower hereby represents and warrants to Lender as follows:

         5.1 CORPORATE EXISTENCE AND QUALIFICATION. Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado, of which the shares evidencing the capital stock have been validly issued, fully paid and are non-assessable, and is duly qualified as a foreign corporation in good standing in each other state wherein the conduct of its business or the ownership of its property requires such qualification.

         5.2 CHIEF EXECUTIVE OFFICE; COLLATERAL LOCATIONS. Borrower's principal place of business, chief executive office and office where it keeps all of its books and records is located at 11039 East Lansing Circle, Englewood, Colorado 80112, and neither Borrower nor any of its predecessors has had any other chief executive office or principal place of business during the preceding five (5) years. Except as set forth on SCHEDULE 5.2 attached hereto, Borrower has no other places of business and maintains Collateral at no other locations.

         5.3 CORPORATE AUTHORITY. Borrower has the corporate power and authority to execute, deliver and perform under this Agreement and the Loan Documents to which it is a party, and to borrow hereunder, and has taken all necessary and appropriate corporate action to authorize the execution, delivery and performance of this Agreement and such Loan Documents.

         5.4 NO CONSENTS; VALIDITY AND BINDING EFFECT. The execution, delivery and performance of this Agreement and the Loan Documents are not in contravention of any provisions of law or any agreement or indenture by which Borrower is bound or of the Articles of Incorporation or By-laws of Borrower, and do not require the consent or approval of any governmental body, agency, authority or other Person which has not been obtained and a copy thereof furnished to Lender. This Agreement and the Loan Documents to which Borrower is a party constitute the valid and legally binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms.

         5.5 NO PENDING CLAIMS. Except as described on SCHEDULE 5.5, there is no claim, action, suit, arbitration, investigation, condemnation or other proceeding at law or in equity, or by or before any federal, state, local or other governmental agency, or by or before any other agency or arbitrator, nor is there any judgment, order, writ, injunction or decree of any court pending, anticipated or (to Borrower's knowledge) threatened against Borrower or against any properties or assets which might have a material adverse effect on Borrower or its properties or assets, or which call into question the validity or enforceability of any of the Loan Documents, or which might involve the alleged violation by Borrower of any federal, state, local or other law, rule or regulation.

         5.6 CORPORATE ORGANIZATION. The Articles of Incorporation and By-laws of Borrower are in full force and effect under the laws of the State of Colorado and all amendments to said Articles of Incorporation and By-laws have been duly and properly made under and in accordance with all applicable laws.

         5.7 SOLVENCY. Giving effect to the execution and delivery of the Loan Documents and the making of the Loans, Borrower (a) is not insolvent as such term is defined in the Bankruptcy Code and the Uniform Commercial Code,
(b) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage, (c) is able to pay its debts as they mature and (d) owns property whose fair saleable value is greater than the amount required to pay its debts.

         5.8 ADEQUACY OF INTANGIBLE ASSETS. Borrower possesses all trademarks, tradenames, governmental registrations and licenses, including, but not limited to, those pertaining to the sale and distribution of its products, necessary to continue to conduct its business as heretofore conducted by it.

         5.9 TAXES. Borrower has filed all United States tax returns and all state, local and foreign tax returns, reports and estimates which are required to be filed, and all taxes (including penalty and interest, if any) shown on such returns, reports and estimates or which are otherwise due and payable have been fully paid. Such tax returns properly reflect Borrower's income and taxes for the periods covered thereby.

         5.10 ERISA. Except as disclosed on SCHEDULE 5.10 attached hereto and incorporated herein by reference:

         (a) COMPLIANCE. Each Plan has at all times been maintained by its terms and in operation, in accordance with all applicable laws, except such noncompliance (when taken as a whole) that will not have a materially adverse effect on Borrower or upon it financial condition, assets, business, operations, liabilities or prospects;

         (b) LIABILITIES. Neither the Borrower nor any ERISA Affiliate is currently or will become subject to any liability (including withdrawal liability), tax or penalty whatsoever to any person whomsoever with respect to any Plan including, but not limited to, any tax, penalty or liability arising under Title I or Title IV of ERISA or Chapter 43 of the Code, except such liabilities (when taken as a whole) as will not have a materially adverse effect on the Borrower, or upon its financial condition, assets, business, operations, liabilities or prospects; and

         (c) FUNDING. The Borrower and each ERISA Affiliate have made full and timely payment of all amounts (i) required to be contributed under the terms of each Plan and applicable law and (ii) required to be paid as expenses of each Plan. No Plan has any "amount of unfunded benefit liabilities" (as defined in Section 4001(a)(18) of ERISA).

         5.11   FINANCIAL INFORMATION.

         (a) All financial information of Borrower submitted to Lender is true and correct in all material respects and contains no material misstatements or omissions and fairly presents the assets, liabilities and financial condition of Borrower, and there are no liabilities of Borrower, fixed or contingent, which are material but which have not been disclosed to Lender in writing;

         (b) Since the date of the last financial statement of Borrower submitted to Lender, there has been no material adverse change in the assets, liabilities, financial position or results of operations of Borrower, and Borrower has not (i) incurred any obligation or liability, fixed or contingent, which would materially and adversely affect its business, operations or financial condition, (ii) incurred any Indebtedness, other than the Liabilities and trade payables arising in the ordinary course of the Borrower's business, or
(iii) guaranteed the obligations of any other Person.

         5.12 TITLE TO ASSETS. Except for the Permitted Liens, Borrower has or will have good, indefeasible and merchantable title to and ownership of the Collateral and the Realty, free and clear of all liens, claims, security interests and encumbrances, and Borrower has used all best efforts to investigate and determine the absence of any real or potential liability (including, but not limited to, liability under Environmental Laws) relating to any real or personal property where Collateral may be located.

         5.13 ABSENCE OF LIABILITIES. Borrower has used all best efforts to investigate and determine the absence of any real or potential liability, including, but not limited to, liability under Environmental Laws (exclusive of liabilities disclosed in the most recent financial statements or Borrower provided to Lender or incurred in the ordinary course of Borrower's business), relating to any real or personal property.

         5.14 VIOLATIONS OF LAW. Borrower is not in violation of any applicable statute, regulation or ordinance of any governmental entity, or of any agency thereof, in any respect materially and adversely affecting the Collateral, the Realty, business, property, assets, operations or condition, financial or otherwise, of Borrower.

         5.15 NO DEFAULT. Borrower is not in default with respect to (a) any note, indenture, loan agreement, mortgage, lease, deed or other similar agreement relating to indebtedness to which Borrower is a party or by which Borrower is bound or (b) any other instrument, document or agreement to which Borrower is a party or by which Borrower or any of its property is bound, which is material to the operations or condition, financial or otherwise, of Borrower.

         5.16 TRADE RELATIONS. There exists no actual or threatened termination, cancellation or limitation of, or any modification or change in, the business relationship of Borrower with any material supplier or with any company whose contracts with Borrower individually or in the aggregate are material to the operations of Borrower; and there exists no condition or state of facts or circumstances which would materially adversely affect Borrower or prevent Borrower from conducting its business in essentially the same manner in which it has heretofore been conducted by Borrower.

         5.17 SECURITY INTERESTS. This Agreement creates a valid and perfected first priority security interest in the Collateral securing payment of the Liabilities, subject only to the Permitted Liens, and all filings and other actions necessary or desirable to perfect and protect such security interest shall be taken.

         5.18 EQUIPMENT. Except for Equipment not used in the ordinary course of Borrower's business or currently under repair, the Equipment is and shall remain in good condition and is currently usable in the normal course of Borrower's business.

         5.19 INVENTORY. The Inventory is and shall remain in good condition, substantially meets all standards imposed by any governmental agency, or department or division thereof having regulatory authority over such goods, their use and/or sale, is either currently usable or currently saleable in the normal course of Borrower's business, except for obsolete and unmerchantable Inventory in an amount reasonable for a manufacturer in Borrower's business, and is not subject to any output contract or similar agreement between Borrower and any other person.

    6. CONDITIONS PRECEDENT. Notwithstanding any other provision of this Agreement, it is understood and agreed that all of Lender's obligations under this Agreement including, without limitation, any obligation to lend or advance moneys to Borrower are subject to the fulfillment of each of the following conditions at or before the date hereof, and, except with respect to item 6.4(d), at the time of making each Loan contemplated under this

Agreement, to the sole and complete satisfaction of Lender and its counsel, and Borrower shall cause each of the following conditions to be so fulfilled:

         6.1 NO INJUNCTION. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain, or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of this Agreement, or the consummation of the transactions contemplated hereby, or which in Lender's sole discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement.

         6.2 NO MATERIAL ADVERSE CHANGE. There shall not have occurred any material adverse change in Borrower's business or financial condition, or any event, condition, or state of facts which would be expected materially and adversely to affect the prospects of Borrower subsequent to consummation of the transactions contemplated by this Agreement, as determined by the Lender in its sole discretion.

         6.3 NO DEFAULT OR EVENT OF DEFAULT. There shall exist no Default or Event of Default or any event or condition which, with the making of the Loan, would constitute a Default or Event of Default.

         6.4 DOCUMENTATION. Lender shall have received the following documents, each duly executed and delivered to Lender, and each to be satisfactory in form and substance to Lender and its counsel:

         (a)    the Note(s);

         (b) a certificate signed by the chief operating officer and chief financial officer of Borrower, stating that the representations and warranties set forth in Article 5 hereof are true and correct in all material respects on and as of such date with the same effect as though made on and as of such date, stating that Borrower is on such date in compliance with all the terms and conditions set forth in this Agreement on its part to be observed and performed, and stating that on such date, and after giving effect to the making of the Loans, no Default or Event of Default has occurred or is continuing;

         (c) a certificate of the Secretary of Borrower, certifying (i) that attached thereto is a true and correct copy of its By-Laws as in effect on the date of such certification, (ii) that attached thereto is a true and complete copy of Resolutions adopted by its Board of Directors, authorizing the execution, delivery and performance of this Agreement and the Loan Documents, and (iii) as to the incumbency and genuineness of the signatures of its officers executing this Agreement or any of the other Loan Documents;

         (d) the written opinion of LeBoeuf, Lamb, Greene and MacRae, LLP, legal counsel to Borrower, in the form attached hereto as EXHIBIT B hereto, as to the transactions contemplated by this Agreement;

         (e) copies of all filing receipts or acknowledgments issued by any governmental authority to evidence any filing or recordation necessary to perfect the security interests of Lender in the Collateral and the Realty and evidence in a form reasonably acceptable to Lender that, except with respect to Permitted Liens, such security interests will constitute valid and perfected first priority security interests;

         (f) written instructions from Borrower to Lender as to any sums to be paid to any Person out of the proceeds of Loans under this Agreement;

         (g) a subordination agreement in form acceptable to Lender from any other creditor of Borrower who has a prior security interest in any of the Collateral to subordinate such security interest to the security interest of Lender hereunder;

         (h) the Mortgage, duly executed by Borrower, together with such UCC fixture filings as Lender shall deem appropriate with respect to the fixtures covered thereby, duly recorded in the appropriate recording offices with all recording fees and taxes thereon, if any, paid by Borrower;

         (i) audited annual financial statements for Borrower for its most recently completed fiscal year and unaudited financial statements for Borrower for its most recently completed fiscal quarter, satisfactory to Lender in its discretion; and

         (j) such other documents, instruments and agreements as Lender or its counsel shall request in Lender's sole discretion.

         6.5 ENVIRONMENTAL AUDIT. If Lender in its reasonable discretion believes that the Realty is in violation of applicable Environmental Laws, Lender shall have been afforded the opportunity, at its option, to conduct an environmental assessment at Borrower's expense to ascertain the compliance of Borrower and/or its predecessors with all Environmental Laws applicable to Borrower, its assets and its business and to determine whether the Realty and other assets of Borrower are free of Hazardous Substances and such assessment shall show that the Realty and other assets of Borrower are in compliance with applicable Environmental Laws and that the Realty and such other assets are free of any and all Hazardous Substances.

    7. AFFIRMATIVE COVENANTS. Borrower covenants to Lender that from and after the date hereof, and until the termination of this Agreement and the payment and satisfaction in full of the Liabilities, it will, unless Lender otherwise consents in writing:

         7.1 COLLATERAL. Keep the Collateral free from any liens, encumbrances or security interests whatsoever, other than the Permitted Liens; promptly pay or discharge all taxes assessed against the Collateral and all liens which may attach thereto; keep all records of Borrower with respect to the Collateral at its office set forth in Section 5.2 hereof and not remove such records from such address without the prior written consent of Lender; from time to time, on reasonable request of Lender, execute such financing statements, notices and other documents (and pay the costs, taxes and other expenses in connection with filing or recording same in all public offices deemed necessary by Lender) and do such other acts and things, all as Lender may reasonably request, to establish and maintain a valid security interest in and security title to the Collateral to secure the payment of the Liabilities, and at all times keep the Equipment in first class order and repair, excepting any loss, damage or destruction which is fully covered by insurance (after giving effect to any applicable deductible);

         7.2 CONVERSION SHARES. Borrower shall at all times have authorized, unissued and reserved for issuance upon the conversion of the Notes that number of shares of capital stock of Borrower into which all outstanding Notes are then convertible.

         7.3    REPORTING REQUIREMENTS.  Furnish or cause to be furnished to
Lender:

         (a) As soon as practicable, and in any event within sixty (60) days after the end of each fiscal quarter of Borrower, commencing with the quarter ending March 31, 1996, interim unaudited financial statements for Borrower including a balance sheet, income statement and statement of changes in financial position, for the quarter and year-to-date period then ended, prepared in accordance with GAAP, consistent with the past practice of Borrower, and certified as to truth and accuracy thereof by the chief financial officer of Borrower;

         (b) As soon as available, and in any event within ninety (90) days after the end of each fiscal year of Borrower, audited annual financial statements of Borrower, including a balance sheet, income statement and statement of changes in financial position for the fiscal year then ended, prepared in accordance with GAAP, in comparative form and accompanied by the unqualified opinion of the independent certified public accountants regularly retained by Borrower and acceptable to Lender;

         (c) Together with the annual financial statements referred to in clause (b) above, a statement from such independent certified public accountants that, in making their examination of such financial statements, they obtained no knowledge of any Default or Event of Default or, in lieu thereof, a statement specifying the nature and period of existence of any such Default or Event of Default disclosed by their examination;

         (d) Together with the annual or interim financial statements referred to in clauses (a) and (b) above, a certificate of the chief executive officer and chief financial officer of Borrower certifying that, (i) to the best of their knowledge, no Default or Event of Default has occurred and is continuing or, if a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and the action which is proposed to be taken with respect thereto; and (ii) Borrower is in compliance with all covenants required of it by other lenders or creditors of Borrower.

         (e) Together with the annual financial statements referred to in clause (b) above, Borrower's annual financial projections for the current year;

         (f) Such other information respecting the condition or operations, financial or otherwise, of Borrower as Lender may from time to time reasonably request.

         7.4 TAX RETURNS. File all federal, state and local tax returns and other reports that Borrower is required by law to file, maintain adequate reserves for the payment of all taxes, assessments, governmental charges and levies imposed upon it, its income, or its profits, or upon any property belonging to it, and pay and discharge all such taxes, assessments, governmental charges and levies prior to the date on which penalties attach thereto, except where the same may be contested in good faith by appropriate proceedings and for which adequate reserves have been established.

         7.5 COMPLIANCE WITH LAWS. Comply with all laws, statutes, rules, regulations and ordinances of any governmental entity, or of any agency thereof, applicable to Borrower, a violation of which, in any respect, may materially and adversely affect the Collateral or the Realty or Borrower's business, property, assets, operations or condition, financial or otherwise, including, without limitation, all laws governing the sale, purchase and distribution of medical products, and any such laws, statutes, rules, regulations or ordinances regarding the collection, payment, and deposit of employees' income, unemployment, and Social Security taxes and with respect to pension liabilities.

         7.6    ERISA.

         (a) At all times make prompt payment of contributions required to meet the minimum funding standards set forth in Section 302 and 305 of ERISA with respect to each Plan and otherwise comply with ERISA and all rules and regulations promulgated thereunder;

         (b) Promptly after the occurrence thereof with respect to any Plan, or any trust established thereunder, notify Lender of (i) a "reportable event" described in Section 4043 of ERISA and the regulations issued from time to time thereunder (other than a "reportable event" not subject to the provisions for 30-day notice to the PBGC under such regulations), or (ii) any other event which could subject the Borrower or any ERISA Affiliate to any tax, penalty or liability under Title I or Title IV of ERISA or Chapter 43 of the Code;

         (c) At the same time and in the same manner as such notice must be provided to the PBGC, or to a Plan participant, beneficiary or alternative payee, give Lender any notice required under Section 101(d), 302(f)(4), 303, 307, 4041(b)(1)(A) or 4041(c)(1)(A) of ERISA or under Section 401(a)(29) of 412 of the Code with respect to any Plan;

         (d)    Furnish to Lender, promptly upon the request of the Lender,
(i) true and complete copies of any and all documents, government reports and determination or opinion letters for any Plan; (ii) a current statement of withdrawal liability for each Multiemployer Plan; and

         (e) Furnish to Lender, promptly upon Lender's request therefor, such additional information concerning any Plan or any other such employee benefit plan as may be reasonably requested.

         7.7 NOTIFICATIONS TO LENDER. Notify Lender immediately by telephone (with each such notice to be confirmed in writing within five (5) business days): (a) upon Borrower's learning thereof, of any litigation or claims with respect to or involving any acts or incidents at any location where Collateral is located (including the nature of the claim, the name of the claimant, Borrower's defense, and the amount of the claim), or any other litigation or claim affecting Borrower claiming damages against Borrower, whether or not any such claim or litigation is covered by insurance, and establish such reasonable reserves with respect thereto as Lender may request;
(b) upon Borrower's learning thereof, of (i) any claims with respect to alleged violation of Environmental Laws or contamination of or damage to soil, water, other property or persons creating potential liability to Borrower in excess of $50,000 in the aggregate, (ii) spills or accidents, and (iii) any government environmental compliance audits; (c) upon Borrower's learning thereof, of any Default or Event of Default hereunder; and (d) upon the occurrence thereof, of Borrower's default under (i) any note, indenture, loan agreement, mortgage, lease, deed or other similar agreement relating to any indebtedness of Borrower or (ii) any other instrument, document or agreement to which Borrower is a party or by which Borrower or any of its property is bound, which is material to the operations or condition, financial or otherwise, of Borrower.

         7.8 ENVIRONMENTAL LAWS. Borrower shall comply in all material respects with all Environmental Laws and, in the event of any "release" or "threatened release" of any Hazardous Substance onto the Realty or other property of Borrower which requires or may require remedial action pursuant to any Environmental Law, after notifying Lender and all appropriate governmental agencies thereof, proceed with due diligence and at Borrower's cost and expense to respond appropriately, in accordance with all requirements of the Environmental Laws.

         7.9    INSURANCE.

         (a) At Lender's request, keep all of its property insured by insurance companies acceptable to Lender and licensed to do business in the State of Colorado against loss or damage by fire or other risk usually insured against under extended coverage endorsement and theft, burglary, and pilferage, together with such other hazards as Lender may from time to time reasonably request, in amounts reasonably satisfactory to Lender and naming Lender as loss payee thereon pursuant to a Lender's loss payee clause satisfactory to Lender;

         (b) Maintain at all times liability insurance coverage against such risks and in such amounts as are customarily maintained by others in similar businesses, such insurance to be carried by insurance companies licensed to do business in the State of Colorado and in all jurisdictions in which such Borrower does business; and



         (c) Deliver certificates of insurance for such policy or policies to Lender, containing endorsements, in form satisfactory to Lender, providing that the insurance shall not be cancelable, except upon thirty (30) days' prior written notice to Lender.

         7.10 PRESERVATION OF CORPORATE EXISTENCE. Preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified as a foreign corporation in each jurisdiction in which such qualification is necessary or desirable in view of its business and operations or the ownership of its properties.

         7.11 EQUIPMENT. Keep and maintain the Equipment used in the ordinary course of Borrower's business in good operating condition, repair and make all necessary replacements thereof so that the value and operating efficiency thereof shall at all times be maintained and preserved, not permit any item of Equipment to become a fixture to real estate (other than the Realty) or accession to other personal property unless Lender has a first priority lien on or security interest in such real estate or other personal property; and, immediately on demand therefor by Lender, deliver to Lender any and all evidence of ownership of any of the Equipment (including, without limitation, certificates of title and applications for title, together with any necessary applications to have Lender's lien noted thereon, in the case of vehicles).

    8. NEGATIVE COVENANTS. Borrower covenants with Lender that from and after the date hereof and until the termination of this Agreement and the payment and satisfaction in full of the Liabilities, it will not, without the prior written consent of Lender:

         8.1 NO ENCUMBRANCES. Create, assume, or suffer to exist any mortgage, deed of trust, pledge, assignment, lien, charge, encumbrance on, security interest or security title of any kind in any of the Collateral or the Realty.

         8.2 NO ASSET SALES. Sell, exchange, transfer, lease or dispose of any of the material assets of Borrower (or an interest therein) or any of the Collateral (or any interest therein), other than sales of Inventory in the ordinary course of business.

         8.3 SENIOR DEBT. Create or assume on or after the date hereof any Indebtedness which would not be specifically and expressly subordinate to the Indebtedness evidenced by the Loan Documents, including without limitation all of the Notes.

         8.4 NO DIVIDENDS OR REPAYMENTS OF ADVANCES. Declare or pay any dividends on, or make any distribution with respect to, its shares of any class of capital stock, redeem or retire any capital stock, or take any action having an effect equivalent to any of the foregoing, or repay any advances from any Affiliate.

         8.5 CORPORATE STRUCTURE. Dissolve or otherwise terminate its corporate status; enter into any merger, reorganization or consolidation; without the consent of Lender, issue to any Person (other than to (a) Lender, (b) Scherer Healthcare, Inc., or (c) any Person owning on the date hereof any stock options, warrants or other rights convertible into capital stock of Borrower) any shares of any class of Borrower's capital stock or any securities or other instruments for or which are convertible into any shares of any class of capital stock of Borrower at a per share price that is less than the then-current market price for such shares; or make any substantial change in the basic type of business conducted by Borrower as of the date hereof.

         8.6 RELOCATIONS; USE OF NAME. Relocate its executive offices, open new places of business or relocate existing places of business, maintain any Collateral or records with respect to Collateral at any other locations than those locations presently kept or maintained, as set forth on SCHEDULE 5.2 hereto, as supplemented or amended from time to time, or use any corporate name (other than its own) or any fictitious name, except upon thirty (30) days prior written notice to Lender and after the delivery to Lender of financing statements, if required by Lender, in form satisfactory to Lender.

         8.7 ERISA. Take, or fail to take, or permit any ERISA Affiliate to take, or fail to take, any action with respect to a Plan including, but not limited to, (i) establishing any Plan, (ii) amending any Plan, (iii) terminating or withdrawing from any Plan, or (iv) incurring an amount of unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA, where such action or failure could have a material adverse effect on the Borrower, result in a lien on the property of the Borrower, or require the Borrower to provide any security.

         8.8 ARMS-LENGTH TRANSACTIONS. Enter into or be a party to any contract, agreement or transaction with any Person except those entered into in an arm's-length transaction, for fair value and pursuant to the reasonable requirements of Borrower's business.

         8.9 USE OF PROCEEDS. Use any part of the proceeds of any Loan to purchase or, to carry or reduce or retire or refinance any credit incurred to purchase or carry, any margin stock (within the meaning of Regulation G or U of the Board of Governors of the Federal Reserve System) or, in any event, for any purpose which would involve a violation of such Regulation G or U or of Regulation T or X of such Board of Governors, or for any purpose prohibited by law or by the terms and conditions of this Agreement.

    9. EVENTS OF DEFAULT. The occurrence of any of the following events or conditions shall constitute an Event of Default hereunder:

         9.1 LIABILITIES. Borrower shall fail to make any payment of principal or interest on the Liabilities including, without limitation, each of the Notes, within five (5) days of when the same is due and payable;

         9.2 MISREPRESENTATIONS. Any representation or warranty by Borrower in any of the Loan Documents or in any certificate or statement furnished at any time hereunder or in connection with any of the Loan Documents is false or misleading in any material respect.

         9.3 COVENANTS. Borrower shall fail to observe or perform any covenant or agreement of Borrower contained in Article 7 or Article 8 herein and such failure is not remedied within ten (10) days thereafter, or Borrower shall fail to observe or perform any of its other covenants or agreements contained in this Agreement or in any of the other Loan Documents.

         9.4 OTHER DEBTS. The occurrence of any event of default under any loan, indebtedness, guaranty or agreement for borrowed money or other material credit of Borrower or any Affiliate of Borrower with Lender or any creditor other than Lender.

         9.5 TAX LIENS. A notice of lien, levy or assessment, is filed of record with respect to all or any of any Borrower's assets by the United States, or any department, agency or instrumentality thereof, or by any state, county, municipal or other governmental agency, including, without limitation, the PBGC.

         9.6 ERISA. The occurrence of any of the following events: (i) the happening of a Reportable Event with respect to any Plan; (ii) the disqualification or involuntary termination of a Plan for any reason; (iii) the voluntary termination of any Plan while such Plan has a funding deficiency (as determined under Section 412 of the Internal Revenue Code); (iv) the appointment of a trustee by an appropriate United States district court to administer any such Plan; (v) the institution of any proceedings by the PBGC to terminate any such Plan or to appoint a trustee to administer any such Plan; (vi) the failure of Borrower to notify Lender promptly upon receipt by Borrower of any notice of the institution of any proceeding or other actions which may result in the termination of any such Plan.

         9.7 VOLUNTARY BANKRUPTCY. Borrower shall: (a) file a voluntary petition in bankruptcy or a voluntary petition or answer seeking liquidation, reorganization, arrangement, readjustment of its debts, or any other relief under the Bankruptcy Code, or under any other act or law pertaining to insolvency or debtor relief, whether State, Federal, or foreign, now or hereafter existing; (b) enter into any agreement indicating its consent to, approval of, or acquiescence in, any such petition or proceeding; (c) apply for or permit the appointment by consent or acquiescence of a receiver, custodian or trustee of it or for all or a substantial part of its property; (d) make an assignment for the benefit of creditors; or

(e) be unable or shall fail to pay its debts generally as such debts become due, admit, in writing, its inability or failure to pay its debts generally as such debts become due, or otherwise become insolvent.

         9.8 INVOLUNTARY BANKRUPTCY. There shall have been filed against Borrower an involuntary petition in bankruptcy or seeking liquidation, reorganization, arrangement, readjustment of its debts or any other relief under the Bankruptcy Code, or under any other act or law pertaining to insolvency or debtor relief, whether State, Federal or foreign, now or hereafter existing; Borrower shall suffer or permit the involuntary appointment of a receiver, custodian or trustee of it or for all or a substantial part of its property; or Borrower shall suffer or permit the issuance of a warrant of attachment, execution or similar process against all or any substantial part of its property.

         9.9 SUSPENSION OF BUSINESS. The suspension of the transaction of the usual business of the Borrower or the dissolution of the Borrower.

         9.10 JUDGMENTS. Any judgment, decree or order for the payment of money shall be rendered against Borrower and remain unsatisfied and in effect for a period of thirty (30) consecutive days without being vacated, discharged, satisfied or stayed or bonded pending appeal.

    10. REMEDIES. Upon the occurrence or existence of any Event of Default, and during the continuation thereof, without prejudice to the rights of Lender to enforce its claims against Borrower for damages for failure by Borrower to fulfill any of the obligations hereunder, Lender shall have the following rights and remedies, in addition to any other rights and remedies available to Lender at law, in equity or otherwise:

         10.1 DEFAULT RATE. The outstanding principal balance of the Liabilities shall bear interest at the Default Rate until paid in full.

         10.2 ACCELERATION OF THE LIABILITIES. Upon the occurrence of an Event of Default (i) any commitment of Lender to loan funds to Borrower hereunder shall automatically terminate, and (ii) all of the Liabilities shall become immediately due and payable, whereupon the aggregate unpaid principal balances of any and all interest accrued on the Notes, shall become forthwith due and payable (or convertible in accordance with the terms of each Note), without presentment, demand, protest, notice of non-payment or any other notice required by law relative thereto, all of which are hereby expressly waived by Borrower, anything contained herein to the contrary notwithstanding.

         10.3 SET-OFF. The right to set-off, without notice to Borrower, any and all deposits at any time credited by or due from Lender to Borrower, and whether or not matured or contingent.

         10.4 RIGHTS AND REMEDIES OF A SECURED PARTY. All of the rights and remedies of a secured party under the applicable Uniform Commercial Code or under other applicable law, all of which rights and remedies shall be cumulative, and none of which shall be exclusive, to the extent permitted by law, in addition to any other rights and remedies contained in this Agreement, and in any of the other Loan Documents.

         10.5 TAKE POSSESSION OF COLLATERAL. The right to (a) enter upon the premises of Borrower, or any other place or places where the Collateral is located and kept, through self-help and without judicial process, without first obtaining a final judgment or giving Borrower notice and opportunity for a hearing on the validity of Lender's claim and without any obligation to pay rent to Borrower, and remove the Collateral therefrom to the premises of Lender or any agent of Lender, for such time as Lender may desire, in order to effectively collect or liquidate the Collateral, and/or (b) require Borrower to assemble the Collateral and make it available to Lender at a place to be designated by Lender, in its sole discretion.

         10.6 SALE OF COLLATERAL. The right to sell or to otherwise dispose of all or any of the Collateral, at public or private sale or sales, with such notice as may be required by law, in lots or in bulk, for cash or on credit, all as Lender, in its sole discretion, may deem advisable; such sales may be adjourned from time to time with or without notice. Lender shall have the right to conduct such sales on Borrower's premises or elsewhere and shall have the right to use Borrower's premises without charge for such sales for such time or times as Lender may see fit. Lender is hereby granted a license or other right to use, without charge, Borrower's labels, patents, copyrights, rights of use of any name, trade secrets, tradenames, trademarks, service marks and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in advertising for sale and selling any Collateral and Borrower's rights under all licenses and all franchise agreements shall inure to Lender's benefit. Lender shall have the right to sell, lease or otherwise dispose of the Collateral, or any part thereof, for cash, credit or any combination thereof, and Lender may purchase all or any part of the Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of such purchase price, may set off the amount of such price against the Liabilities, all free from any right of redemption which is hereby expressly waived by Borrower. The proceeds realized from the sale of any Collateral shall be applied first to the costs, expenses and attorneys' fees and expenses incurred by Lender for collection and for acquisition, completion, protection, removal, storage, sale and delivery of the

Collateral; second to interest due upon any of the Liabilities, all free from any right of redemption which is hereby expressly waived by Borrower; and third to the principal of the Liabilities. The Borrower shall be liable to Lender and shall pay to Lender on demand any deficiency which may remain after such sale, disposition, collection or liquidation of the Collateral, and Lender in turn agrees to remit to Borrower (or such other persons as are by law entitled thereto) any surplus remaining after all Liabilities have been paid in full. If any of the Collateral shall require repairing, maintenance, preparation, or the like, or is in process or other unfinished state, Lender shall have the right, but shall not be obligated, to do such repairing, maintenance, preparation, processing or completion of manufacturing for the purpose of putting the same in such saleable form as Lender shall deem appropriate, but Lender shall have the right to sell or dispose of such Collateral without such preparation, repair, processing or the like.

         10.7 NOTICE. BORROWER HEREBY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO NOTICE OR HEARING PRIOR TO SEIZURE BY LENDER OF THE COLLATERAL WHETHER BY WRIT OF POSSESSION OR OTHERWISE AND ANY REQUIREMENT THAT LENDER POST BOND IN ANY SUCH PROCEEDING. However, should Lender give notice, any notice given by Lender of a sale, lease, other disposition of the Collateral or the Realty or any other intended action by Lender, given to Borrower in the manner set forth in Section
12.8 below, ten (10) days prior to such proposed action, shall constitute commercially reasonable and fair notice thereof to Borrower.

    11.  REPRESENTATIONS OF LENDER.

         11.1 Lender represents and warrants to Borrower with respect to the Notes and the shares issuable upon conversion of the Notes (the "Purchased Securities") as follows:

    (a) Lender is acquiring the Purchased Securities solely for its own account, with the intention of holding the same for investment, with no present intention of dividing or allowing others to participate in this investment or of reselling or otherwise participating, directly or indirectly, in a distribution thereof; and it shall not make any sale, transfer or other disposition of the Purchased Securities in violation of state or federal law.

    (b) Lender understands that Marquest is under no obligation to register the Purchased Securities for public sale or to comply with the conditions of Rule 144 promulgated by the United States Securities and Exchange Commission under the Securities Act of 1933 (the "Federal Act") or take any other action necessary in order to make any exemption for the sale of the Purchased Securities without registration available, and that Marquest has no present intention of registering the Purchased Securities for public sale.

    (c) Lender understands that the Purchased Securities will constitute "restricted securities" under the Federal Act inasmuch as they are being or will be acquired in a transaction not involving a public offering and that under the Federal Act and applicable regulations thereunder may be resold without registration under the Federal Act only in certain limited circumstances.

    (d) Lender has such knowledge and experience in business and financial matters that it is capable of evaluating the risks and merits associated with the acquisition of the Purchased Securities and has had the opportunity to review and evaluate financial and other information relating to the Borrower and to obtain copies of such other information as deemed appropriate prior to executing this Agreement.

    (e) Lender acknowledges that any certificates representing shares of common stock issuable upon conversion of any of the Notes will contain a legend indicating that said shares have not been registered under the Federal Act or any applicable state securities laws, and prohibiting further transfer, sale or conveyance of such securities until such securities may, in the opinion of counsel to the issuer, be so transferred, sold or conveyed without a violation of any state or federal securities law.

    12.  MISCELLANEOUS.

         12.1 WAIVER. Each and every right granted to Lender under this Agreement, or any other document delivered hereunder or in connection herewith or allowed it by law or in equity, shall be cumulative and may be exercised from time to time. No failure on the part of Lender to exercise, and no delay in exercising, any right shall operate as a waiver thereof, nor shall any single or partial exercise by Lender of any right preclude any other or future exercise thereof or the exercise of any other right. No waiver by Lender of any Default or Event of Default shall constitute a waiver of any subsequent Default or Event of Default.

         12.2 SURVIVAL. All representations, warranties and covenants made herein shall survive the execution and delivery of all of the Loan Documents. The terms and provisions of this Agreement shall continue in full force and effect until all of the Liabilities have been paid in full and Lender has terminated this Agreement in writing, whichever last occurs.

         12.3 NO ASSIGNMENT BY BORROWER. No assignment hereof shall be made by Borrower without the prior written consent of Lender. Lender may assign, or sell participations in, its right, title and interest herein and in the Loan Documents at any time hereafter without notice to or consent of Borrower.

         12.4 COUNTERPARTS. This Agreement may be executed in counterparts, each of which when fully executed shall be an original, and all of said counterparts taken together shall be deemed to constitute one and the same agreement.

         12.5 EXPENSE REIMBURSEMENT. Borrower agrees to reimburse Lender for all of Lender's reasonable expenses incurred in connection with the development, preparation, execution, delivery, modification, regular review and administration of this Agreement, the Notes, and the other Loan Documents, including audit costs, appraisal costs, the cost of searches, filings and filing fees, taxes and the fees and disbursements of Lender's attorneys, and any counsel retained by them, and all costs and expenses incurred by Lender (including attorney's fees and disbursements) to: (i) commence, defend or intervene in any court proceeding; (ii) file a petition, complaint, answer, motion or other pleadings, or to take any other action in or with respect to any suit or proceeding (bankruptcy or otherwise) relating to the Collateral, the Realty or this Agreement, the Notes or any of the other Loan Documents; (iii) protect, collect, lease, sell, take possession of, or liquidate any of the Collateral or the Realty; (iv) attempt to enforce Lender's security interest in the Collateral or the Realty or to seek any advice with respect to such enforcement; and (v) enforce any of Lender's rights to collect any of the Liabilities. The Borrower also agrees to pay, and to save harmless Lender from any delay in paying, any intangibles, documentary stamp and other taxes, if any, which may be payable in connection with the execution and delivery of this Agreement, the Notes or any of the other Loan Documents, or the recording of any thereof, or in any modification hereof or thereof.

         12.6 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties hereto.

         12.7 SEVERABILITY. If any provision of this Agreement or any of the Loan Documents or the application thereof to any party thereto or circumstances shall be invalid or unenforceable to any extent, the remainder of this Agreement or such Loan Documents and the application of such provisions to any other party thereto or circumstance shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

         12.8 NOTICES. All notices, requests and demands to or upon the respective parties hereto shall be deemed to have been given or made when personally delivered or delivered to a nationally recognized overnight delivery service or deposited in the mail, registered or certified mail, postage prepaid, addressed as follows or to such other address as may be designated hereafter in writing by the respective parties hereto:

         If to Borrower:

         Marquest Medical Products, Inc.
         11039 East Lansing Circle
         Englewood, Colorado  80112
         Attention: President

    With a copy to:

         Thomas J. Moore, Esq.
         LeBoeuf, Lamb, Greene & MacRae, L.L.P.
         633 Seventeenth Street
         Suite 2800
         Denver, Colorado  80202


         If to Lender:

         Scherer Capital, LLC
         2859 West Paces Ferry Road
         Suite 300
         Atlanta, Georgia  30339
         Attention:  President

    With a copy to:

         J. Dexter Edge, Jr.
         Troutman Sanders LLP
         600 Peachtree Street
         Suite 5200
         Atlanta, Georgia 30308

         12.9 ENTIRE AGREEMENT; AMENDMENT. This Agreement and the Loan Documents constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior negotiations, understandings and agreements between such parties in respect of such subject matter. Neither this Agreement nor any provision hereof may be changed, waived, discharged, modified or terminated orally, but only by an instrument in writing signed by the party against whom enforcement is sought.

         12.10 TIME OF THE ESSENCE. Time is of the essence in this Agreement and the other Loan Documents.

         12.11 INTERPRETATION. No provision of this Agreement shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or dictated such provision.

         12.12 LENDER NOT A JOINT VENTURER. Neither this Agreement nor any agreements, instruments, documents or transactions contemplated hereby (including the Loan Documents) shall in any respect be interpreted, deemed or construed as making Lender a partner or joint venturer with Borrower or as creating any similar relationship or entity, and Borrower agrees that it will not make any assertion, contention, claim or counterclaim to the contrary in any action, suit or other legal proceeding involving Lender and Borrower.

         12.13 CURE OF DEFAULTS BY LENDER. If, hereafter, Borrower defaults in the performance of any duty or obligation to Lender hereunder, Lender may, at its option, but without obligation, cure such default and any costs, fees and expenses incurred by Lender in connection therewith shall be included in the Liabilities and be secured by the Collateral and the Realty.

         12.14 JURY TRIAL WAIVER AND CONSENT TO JURISDICTION AND VENUE. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ANY RIGHT SUCH PARTY MAY HAVE UNDER ANY APPLICABLE LAW TO A TRIAL BY JURY WITH RESPECT TO ANY SUIT OR LEGAL ACTION WHICH MAY BE COMMENCED BY OR AGAINST SUCH PERSON OR THE OTHER PARTIES CONCERNING THE INTERPRETATION, CONSTRUCTION, VALIDITY, ENFORCEMENT OR PERFORMANCE OF THIS AGREEMENT OR ANY OF THE OTHER FINANCING DOCUMENTS. EACH PARTY TO THIS AGREEMENT FURTHER AGREES AND CONSENTS TO THE JURISDICTION OF ANY FEDERAL COURT SITTING IN ATLANTA, GEORGIA WITH RESPECT TO ANY SUCH SUIT OR LEGAL ACTION, AND EACH PARTY TO THIS AGREEMENT FURTHER AGREES AND CONSENTS TO VENUE OF ANY FEDERAL COURT SITTING IN FULTON COUNTY, GEORGIA WITH REGARD TO ANY SUCH SUIT OR LEGAL ACTION.

         12.15 INDEMNITY. In addition to any other indemnity provided for herein, Borrower agrees to indemnify Lender from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including, without limitation, fees and disbursements of counsel) which may be imposed on, incurred by, or asserted against Lender in any litigation, proceeding or investigation instituted or conducted by any governmental agency or instrumentality or any other Person (other than Borrower) with respect to any aspect of, or any transaction contemplated by, or referred to in, or any matter related to, this Agreement, whether or not Lender is a party thereto, except to the extent that any of the foregoing arises out of the willful misconduct or gross negligence of Lender.

         12.16 SOLE BENEFIT. The rights and benefits set forth in this Agreement and in all the Loan Documents are for the sole and exclusive benefit of the parties hereto and thereto and any transferee or assignee of any Notes and may be relied upon only by them.

    IN WITNESS WHEREOF, Borrower and Lender each have set its hand and seal, as of the day and year first above written.

                                       "BORROWER"

                                       MARQUEST MEDICAL PRODUCTS, INC.


                                       By: /s/ W. J. Thompson
                                           ------------------------------
                                            President

                                       Attest: /s/ Margaret Von der Schmidt
                                               ----------------------------
                                                 Secretary

                                                 [CORPORATE SEAL]


                                       Accepted by Lender in Atlanta, Georgia

                                       "LENDER"

                                       SCHERER CAPITAL, LLC


                                       By:
                                          -----------------------------

                                       Title: Vice President
                                             --------------------------

                                      EXHIBIT A

                                    FORM OF NOTES


THE SECURITIES EVIDENCED HEREBY WERE ISSUED AND SOLD WITHOUT REGISTRATION UNDER THE FEDERAL SECURITIES ACT OF 1933, AS AMENDED (THE "FEDERAL ACT"), OR SECURITIES LAWS OF ANY STATE, INCLUDING THE GEORGIA SECURITIES ACT OF 1973, AS AMENDED (THE "GEORGIA ACT"), IN RELIANCE UPON CERTAIN EXEMPTIVE PROVISIONS OF SAID ACTS, INCLUDING SECTION 5-9(13) OF THE GEORGIA ACT. SAID SECURITIES CANNOT BE SOLD OR TRANSFERRED EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE FEDERAL ACT OR PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION; AND (2) IN A TRANSACTION WHICH IS EXEMPT UNDER THE GEORGIA ACT OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE GEORGIA ACT OR IN A TRANSACTION WHICH IS OTHERWISE IN COMPLIANCE WITH THE GEORGIA ACT; AND (3) IN A TRANSACTION WHICH IS EXEMPT FROM THE APPLICABLE SECURITIES LAWS OF ANY STATE OR IN A TRANSACTION WHICH IS OTHERWISE IN COMPLIANCE WITH THE SAID SECURITIES LAWS.



                           MARQUEST MEDICAL PRODUCTS, INC.
                               CONVERTIBLE SECURED NOTE
                                  DUE APRIL 1, 2001

    Date: _______________                       $__________


    1. PROMISE TO PAY. Marquest Medical Products, Inc., a corporation incorporated under the laws of the State of Colorado (together with its subsidiaries, if any, hereinafter collectively referred to as the "Company"), for value received, hereby promises to pay, except as otherwise provided for herein, to Scherer Capital, LLC (hereinafter called the "Holder"): (a) the principal amount of _____________________________________ Dollars ($___________)
on April 1, 2001 (the "Maturity Date"); and (b) simple interest on the principal amount hereof outstanding and unconverted from time to time commencing on the date hereof, accruing at the "Prime Rate" (as such term is defined below) plus one and one-half percent (1 1/2%), as determined on the date hereof and on the first day of each calendar quarter thereafter, provided that if the first day of a calendar quarter falls on a day other than a business day, such determination shall be based on the Prime Rate in effect on the immediately preceding business day. Interest shall be payable quarterly on the 1st day of each April, July, October and January throughout the term hereof, commencing on the date hereof. For purposes of this Note, the "Prime Rate" on any particular day is the interest rate per annum published on such day in THE WALL STREET JOURNAL (Eastern Edition) as the current prime corporate lending rate, or in the event such Prime Rate is discontinued as a standard, a comparable reference rate designated by Holder as a substitute therefor. The principal hereof and interest thereon shall be payable at the principal office of the Holder (or at such other place as the Holder may reasonably designate) in such coin or currency of the United States of America that at the time of payment shall be legal tender for the payment of public or private debts in funds collectible on the date which is prescribed herein for payment.

     In the event that payment is not made on the date prescribed for payment herein, simple interest shall accrue on the aggregate amount due and payable (including principal, interest or both, as the case may be) but remaining unpaid, at the rate of eighteen percent (18%) per annum, (but in no event higher than the maximum rate of interest permissible under applicable provisions of law) from the date such amount becomes due and payable until the date of payment. In the event that the Holder is required to engage the services of an attorney or to institute litigation to effect collection of the sums due pursuant to this Note, the Company shall pay all reasonable costs of such collection, including, without limitation reasonable attorneys' fees and court costs not to exceed 15% of the outstanding principal and amount of, and the accrued and unpaid interest on, the Note after default.

      The indebtedness evidenced hereby is secured by that certain Loan and Security Agreement dated March 28, 1996, by and between Company and Holder (the "Loan Agreement").

    2. AUTHORIZED ISSUE. This Note is one of the Convertible Secured Notes limited in the aggregate amount to One Million Five Hundred Thousand Dollars ($1,500,000) and referenced to in the Loan Agreement. In addition to its rights and remedies as set forth herein, the Holder shall have all of the rights and remedies of the Lender under the Loan Agreement.

    3. EVENTS OF DEFAULT. Upon the occurrence of an "Event of Default" as such term is defined in the Loan Agreement, then, and in any such event and without limiting its remedies as provided in the Loan Agreement, the Holder may, upon delivery of a notice of any such Event of Default given to the Company, declare the remaining unpaid and unconverted sums due under this Note to be forthwith due and payable, whereupon the aggregate then unpaid and unconverted principal amount of this Note, together with all accrued interest thereon, shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived.

    4. CONVERSION. At any time on or before the Maturity Date, the outstanding principal amount of, and the accrued and unpaid interest on, this Note shall be convertible into common stock, $0.01 par value, of Company (the "Common Stock") at the option of the Holder in accordance with the following provisions of this Section 4.

         4.1 OPTIONAL CONVERSION. Subject to and upon compliance with the other provisions of this Note and the provisions of this Section 4, the Holder shall have the right at the Holder's option to convert all or any portion of the outstanding principal of, and the accrued interest on, this
    Note into fully paid and nonassessable shares of Common Stock, at the Conversion Price (hereafter defined) in effect on the Conversion Date (hereafter defined), upon the terms hereinafter set forth.

         4.2 CONVERSION PRICE. The outstanding principal amount of, and accrued interest on, this Note shall be convertible into the number of shares of Common Stock as is determined by multiplying the amount to be converted times a fraction, the numerator of which is $1.00 and the denominator of which is the Conversion Price in effect on the Conversion Date. The Conversion Price at which shares of Common Stock shall be issuable upon conversion of this Note shall be Seventy Cents ($0.70) (subject to adjustment as provided below, hereafter the "Conversion Price"). The Conversion Price shall be subject to adjustment as set forth in Section 4.5 below.

         4.3 MECHANICS OF CONVERSION. The Holder may exercise the conversion right specified in Section 4.1 above by written notice stating that the Holder elects to convert all or a specified portion of the outstanding principal amount of and interest on this Note. Conversion shall be deemed to have been effected on the date when both notice of an election to convert and the original of this Note are delivered; any such date is referred to herein as the "Conversion Date". As promptly as practicable thereafter Company shall issue and deliver to the Holder a certificate or certificates for the number of full shares of Common Stock to which the Holder is entitled rounded up to the next whole share as provided in
    Section 4.4 below in consideration of the delivery of the Note to the Company at such time. If this Note is to be converted in part only, Company shall issue and deliver to the Holder contemporaneously therewith the original of this Note with an appropriate notation of the reduction in the principal amount so converted or a replacement note identical in all respects to this Note except as adjusted to reflect the outstanding principal amount thereof after giving effect to such conversion. The person in whose name the certificate or certificates of Common Stock is to be issued shall be deemed to have become a holder of record of such Common Stock on the applicable Conversion Date. Conversion of all or any portion of the principal of this Note shall not affect Company's obligation to pay interest accrued through the date of conversion on the outstanding principal balance of this Note which is converted and on any remaining outstanding principal balance hereof.

         4.4 FRACTIONAL SHARES. No fractional shares of Common Stock or scrip shall be issued upon conversion of this Note. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of this Note, the number of full shares of Common Stock issuable upon conversion hereof shall be increased to the next highest number of whole shares.

         4.5 CONVERSION PRICE ADJUSTMENTS. The Conversion Price and the number of shares of Common Stock issuable upon conversion (the "Conversion Shares") shall be subject to adjustment from time to time as follows:

              (a) STOCK DIVIDENDS. If the number of shares of Common Stock outstanding at any time after March 28, 1996 is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then immediately after the record date fixed for the determination of holders of Common Stock entitled to receive such stock dividend or the effective date of such subdivision or split-up, as the case may be, the Conversion Price shall be appropriately reduced and the number of Conversion Shares proportionately increased so that the Holder thereafter shall be entitled to receive the number of shares of Common Stock of Company which the Holder would have owned immediately following such action had this Note been then outstanding and converted immediately prior thereto.

              (b) COMBINATION OF STOCK. If the number of shares of Common Stock outstanding at any time after March 28, 1996 is decreased by a combination of the outstanding shares of Common Stock, then, immediately after the effective date of such combination, the Conversion Price shall be appropriately increased and the number of Conversion Shares proportionately decreased so that the Holder shall be entitled to receive the number of shares of Common Stock which the Holder would have owned immediately following such action had this Note been then outstanding and converted immediately prior thereto.

              (c) REORGANIZATION. In case of any capital reorganization of Company, or of any reclassification of the Common Stock, or in case of the consolidation of Company with or the merger of Company with or into any other corporation, partnership or other business entity in which Company is not the survivor, or any share exchange involving the Common Stock or of the sale, lease or other transfer of all or substantially all of the assets of Company to any other corporation, partnership or other business entity, or in the case of any distribution of cash (other than dividends not exceeding, in the aggregate, net income earned from December 31, 1995 to the date on which such dividend is declared) or other assets or of notes or other indebtedness of Company or any other securities of Company (except Common Stock) to the holders of Common Stock, this Note shall, after such capital reorganization, reclassification, consolidation, merger, share exchange, sale, lease or other transfer or such distribution, be convertible into the number of shares of stock or other securities or property to which a holder of the Common Stock issuable (at the time of such capital reorganization, reclassification, consolidation, merger, share exchange, sale, lease or other transfer or such distribution) upon conversion of this Note as the Holder would have been entitled to receive upon such capital reorganization reclassification, consolidation, merger, share exchange, sale, lease or other transfer or such distribution in place of (or in addition to, in the case of any such event after which Common Stock remains outstanding) the shares of Common Stock into which this Note would otherwise have been convertible; and in any such case, if necessary, the provisions set forth herein with respect to the rights and interests thereafter of the Holder shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to any share of stock or other securities or property thereafter deliverable on the conversion of this Note.
         The subdivision or combination of shares of Common Stock issuable upon conversion of this Note into a greater or lesser number of shares of Common Stock (whether with or without par value) shall not be deemed to be a reclassification of the Common Stock for the purposes of this subparagraph (c).

              (d)  ROUNDING OF CALCULATIONS.  All calculations under this
         Section 4.5 shall be made to the nearest cent or to the nearest one hundredth (1/100th) of a share, as the case may be.

              (e) TIMING OF ISSUANCE OF ADDITIONAL COMMON STOCK UPON CERTAIN ADJUSTMENTS. In any case in which the provisions of this Section 4.5 require that an adjustment shall become effective immediately after a record date for an event, Company may defer until the occurrence of such event issuing to the Holder hereof the additional shares of Common Stock or other property issuable or deliverable upon exercise by reason of the adjustment required by such event over and above the shares of Common Stock or other property issuable or deliverable upon such conversion before giving effect to such adjustment; PROVIDED, HOWEVER, that Company upon request shall deliver to the Holder a due bill or other appropriate instrument evidencing the Holder's right to receive such additional shares or other property, and such cash, upon the occurrence of the event requiring such adjustments.

         4.6 STATEMENT REGARDING ADJUSTMENTS. Whenever the Conversion Price shall be adjusted as provided in Section 4.5, Company shall forthwith file, at the principal office of Company, a statement showing in detail the facts requiring such adjustment and the Conversion Price that shall be in effect after such adjustment, and Company shall also cause a copy of such statement to be sent by mail, first class postage prepaid, to the Holder at its address appearing on Company's records. Each such statement shall be signed by Company's chief financial officer. Where appropriate, such copy may be given in advance and may be included as part of a notice required to be mailed under the provisions of Section 4.7 below.

         4.7 NOTICE TO HOLDER. In the event Company proposes to take any action of the type described in clause (a), (b) or (c) of paragraph 4.5 above, Company shall give notice to Holder in the manner set forth in
    Section 4.6 above, which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable or purchasable upon the occurrence of such action or deliverable upon conversion of this Note. In the case of any action which would require the fixing of a record date, such notice shall be given at least 10 days prior to the date so fixed, and in case of all other action, such notice shall be given at least 15 days prior to the taking of such proposed action.

         4.8 COSTS. Company shall pay all documentary, stamp, transfer or other transactional taxes attributable to the issuance or delivery of shares of Common Stock or other securities or property upon conversion of this Note; PROVIDED, HOWEVER, that Company shall not be required to pay any income taxes incurred by the holder of this Note or any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares or securities in any name other than that of Holder.

         4.9 RESERVATION OF SHARES. Company shall reserve at all times so long as this Note remains outstanding, free from preemptive rights, out of its treasury stock or its authorized but unissued shares of Common Stock, or both, solely for the purpose of effecting the conversion of this Note, sufficient shares of Common Stock to provide for the conversion of this Note and set aside and keep available any other property deliverable upon conversion of this Note.

         4.10 APPROVALS. If any shares of Common Stock or other securities to be reserved for the purpose of conversion of this Note requires registration with or approval of any governmental authority under any Federal or state law before such shares or other securities may be validly issued or delivered upon conversion, then Company will in good faith and as expeditiously as possible endeavor to secure such registration or approval, as the case may be.

         4.11 VALID ISSUANCE. All shares of Common Stock or other securities which may be issued upon conversion of this Note will upon issuance by Company be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof and Company shall take no action which will cause a contrary result.

    5.   PUT AND CALL.

    5.1 PUT. (a) Immediately upon the occurrence of any "Put Event" (as such term is defined below), Holder may at its option at any time upon giving written notice to the Company declare the entire then unpaid and unconverted principal of and accrued and unpaid interest on this Note (the "Remaining Indebtedness") at such time to be due and payable in accordance herewith. The Company shall have thirty (30) business days after receipt of the foregoing notice from Holder in which to tender the full amount of the Remaining Indebtedness to Holder in full and complete satisfaction hereof;

    (b) For purposes of this Note, a Put Event is defined as any of the following events:

              (i) The acquisition of 40% or more of the voting capital stock of the Company or of any entity holding, directly or indirectly, voting capital stock with the power to control the management of the Company, by any "person" or "group" as such terms are used for purposes of Sections 13(d) and 14(d) of the Securities Act of 1934 (the "Exchange Act"), or by any person or group that is or becomes a "beneficial owner" as such term is defined in Rule 13d-3 or 13d-5 under the Exchange Act;

              (ii) the merger or consolidation of the Company into or with any other entity; or

             (iii) the liquidation or dissolution of the Company.

Company agrees to notify Holder of any Put Event described in subparagraph (i) above immediately upon Company's knowledge thereof, and of any Put Event described in subparagraphs (ii) and (iii) above no less than sixty (60) days prior to the occurrence of any such event.

    5.2 CALL. On or after April 1, 1997, the Company may, in its discretion, give Holder written notice that ninety (90) days after the date Holder receives such notice the Company shall redeem this Note for the redemption price described below, expressed as a percentage of the unpaid principal amount of the Note (the "Redemption Price") plus all interest accrued and unpaid to the date of redemption, in full and complete satisfaction hereof.

              YEAR OF REDEMPTION       REDEMPTION PRICE

                   1997                     104%
                   1998                     104%
                   1999                     103%
                   2000                     102%
                   2001                     101%

During such ninety (90)-day period, Holder has the option to convert the entire Remaining Indebtedness into shares of Common Stock pursuant to the conversion formula and procedures set forth in Section 4 hereof. If Holder fails to exercise his conversion option as set forth herein during such ninety (90)-day period, the Company's election pursuant to this Section 5.2 shall be binding upon Holder.

    6. NOTICES. Any notice or communication given pursuant hereto by any party hereto shall be in writing and hand delivered or mailed by registered or certified mail, postage prepaid, as follows:

    If to Holder to:

         Scherer Capital, LLC
         2859 West Paces Ferry Road
         Suite 300
         Atlanta, Georgia  30339
         Attention:  President

    With a copy to:

         J. Dexter Edge, Jr.
         Troutman Sanders LLP
         600 Peachtree Street
         Suite 5200
         Atlanta, Georgia 30308

    If to the Company, to:

         Marquest Medical Products, Inc.
         11039 East Lansing Circle
         Englewood, Colorado  80112
         Attention:  President

    With a copy to:

         Thomas J. Moore, Esq.
         LeBoeuf, Lamb, Greene & MacRae, L.L.P.
         633 Seventeenth Street
         Suite 2800
         Denver, Colorado  80202

or at such other address as hereafter shall be furnished in writing by the addressed party to the other parties.

    7. AMENDMENT. This Note, and the terms hereof, may not be amended except by an agreement in writing signed by Holder and the Company.

    8. GOVERNING LAW. This Note, and the legality, validity, performance and interpretation hereof shall be governed by the laws of the State of Georgia.

    9. ASSIGNABILITY. This Note shall be freely assignable by the Holder hereof, provided that Holder may not, in any way transfer, dispose of, convey or assign all or any portion or interest in this Note, the Common Stock, or any interest herein or therein unless in accordance with all applicable federal and state securities laws.

    10. CAPTIONS. The captions and headings in this Note are merely for reference purposes and shall have no meaning or effect upon the terms hereof.


     IN WITNESS WHEREOF, the Company has executed this Note on
                 ,       .
- ------------------ -------


                                            MARQUEST MEDICAL PRODUCTS, INC.



                                            By:
                                               ----------------------------
                                               President

ATTEST:


- --------------------------
Secretary

                                      EXHIBIT B

                                    LEGAL OPINION

                                      EXHIBIT C

                              DESCRIPTION OF THE REALTY


Lot 1, Block 1, an amendment to Lots 1 and 3 of an amended plat of Block 1, Meridian Office Park Filing No. 1, Second Amendment as recorded February 10, 1986 under Reception No. 374931, County of Douglas, State of Colorado.

                                     SCHEDULE 1.1

                                   PERMITTED LIENS

                                     SCHEDULE 5.2

                          BUSINESS AND COLLATERAL LOCATIONS



                 11039 East Lansing Circle, Englewood, Colorado 80112

                                     SCHEDULE 5.5

                                      LITIGATION



1. Hartford Specialty Co. and Twin City Fire Insurance Company v. Marquest Medical Products, Inc., filed February 15, 1994, in District Court, Arapahoe County, State of Colorado.

                                    SCHEDULE 5.10

                                        ERISA